UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 1, 2006
Meadow Valley Corporation
(Exact name of registrant as specified in charter)
Nevada
(State or other jurisdiction of incorporation)

0-25428	86-0328443
(Commission File Number)	(IRS Employer Identification Number)

4411 South 40th Street, Suite D-11, Phoenix, AZ	85040
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (602) 437-5400
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
     On November 1, 2006, Meadow Valley Corporation (the “Company”) entered into an employment agreement with its Chief Financial Officer, Secretary and Treasurer, David D. Doty, effective as of November 1, 2006. Under the terms of the employment agreement, Mr. Doty agreed to serve as Chief Financial Officer, Secretary and Treasurer of the Company for a term of three (3) years ending November 1, 2009. Under the agreement, Mr. Doty receives a base salary of $140,000. The base salary is subject to annual discretionary increases upon review by the Board Compensation Committee (the “Committee”). Mr. Doty is also entitled to participate as a member of senior management in the Company’s cash incentive plans. The cash incentive plans are subject to annual review and/or change by the Committee. The Company also is obligated to provide Mr. Doty with $500,000 of term life insurance and other customary fringe benefits.
     Mr. Doty’s employment agreement also provides that Mr. Doty is eligible to participate in the Company’s 2004 Equity Incentive Plan. Under the agreement, future grants of stock options are subject to the discretion of the Board.
     The agreement provides that in the event the Company requires Mr. Doty to relocate, the Company will pay all moving costs of reasonable and normal household effects, a subsistence allowance of $2,000 per month for the lesser of nine months from the date of reassignment in a new location or until such time as the relocation of Mr. Doty and his spouse to the relocation area is complete and as well as costs for one-round-trip airline ticket per week between Mr. Doty’s previous location and the relocation area during the same nine-month period, or less if relocation is completed earlier.
     Mr. Doty may terminate the agreement for cause. In the context of Mr. Doty terminating the agreement for cause, “cause” is defined as the occurrence of any of the following circumstances: (i) a material breach of the agreement by the Company, (ii) failure of the Company to pay any amount owed Mr. Doty under the agreement at the time and in the amount due, (iii) failure of the Company to follow applicable law, especially with respect to SEC filings and compliance over the objection of Mr. Doty or contrary to the reasonable advice of Mr. Doty or (iv) egregiously improper conduct with respect to dealing with Mr. Doty or in a manner which brings discredit to Mr. Doty.
     If Mr. Doty’s employment is terminated by the Company without cause, the Company is required to pay Mr. Doty compensation in a lump sum for the balance of the term of the agreement. If the Company is involved in a merger, consolidation or other business combination in which the Company is not the surviving and controlling entity, all or substantially all the assets of the Company are sold, or Mr. Doty is required to relocate outside the Phoenix, Arizona area in a manner not mutually acceptable to Mr. Doty and the Company, Mr. Doty shall have the right to terminate the agreement. In that event, the Company shall pay Mr. Doty as if there were a termination without cause by the Company, and all options granted shall, to the extent not specifically prohibited by the 2004 Equity Incentive Plan, vest immediately and be exercisable within one year from the date of such event.
     If Mr. Doty’s employment is terminated by him voluntarily or by the Company for cause,

he will not be entitled to any additional severance payments beyond salary and benefits earned through the last effective date of his employment. In the context of the Company terminating Mr. Doty’s employment for cause, “cause” is defined as occurrence of any of the following circumstances: (i) such conduct by Mr. Doty which constitutes material breach of the agreement which is not cured within ninety (90) days of written notice to Mr. Doty of said alleged breach, (ii) a material failure by Mr. Doty to competently perform his duties as stated in the agreement in accordance with applicable professional standards and as stated in the agreement; provided that the Company has previously given Mr. Doty written notice and a reasonable opportunity to remedy such failure and such failure has a materially adverse effect on the business or financial condition of the Company, (iii) material breach by Mr. Doty of his fiduciary duty and such breach has a material adverse effect on the business or financial condition of the Company or (iv) egregiously improper or illegal conduct of Mr. Doty which, based upon a unanimous good faith determination of the Board, has a material adverse effect on the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Meadow Valley Corporation
Date: November 7, 2006	By:	/s/ Bradley E. Larson
Bradley E. Larson
Chief Executive Officer